Exhibit 9(C)


                                 November 1, 1996



Mentor Investment Group, LLC
901 East Byrd Street
Richmond, Virginia 23219


Ladies and Gentlemen:

        Effective today, we hereby transfer to you all of our rights and obligations under the Administration Agreement dated November 22, 1994, as revised September 3, 1996, in respect of Mentor Institutional Trust, and you hereby accept and assume any and all of such rights and obligations. If this letter is consistent with your understanding of the agreement between us, please acknowledge your acceptance by signing in the space indicated below.

                                Very truly yours,

                                Mentor Investment Group, Inc.



                                By:_____________________________
                                    Name:
                                    Title:

Acknowledged and accepted:

Mentor Investment Group, LLC



By:___________________________
    Name:
    Title: